The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on October 25, 2012.

This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future dividends, cash flows, operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this report. All subsequent written and oral forward-looking statements concerning the matters addressed in this report and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav RAIT Financial Trust — Director Corporate Communications

Scott Schaeffer RAIT Financial Trust — CEO

Jim Sebra RAIT Financial Trust — CFO

CONFERENCE CALL PARTICIPANTS

Gabe Poggi FBR & Co. — Analyst

Zach Tanenbaum MLV & Co. — Analyst

Brian Gonick Senvest Capital — Analyst

Jon Evans Edmunds White Partners — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q3 2012 RAIT Financial Trust earnings conference call. My name is Catherine and I will be your operator for today. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

I would now like to turn the call over to Andres Viroslav, Vice President. Please proceed, sir.

Andres Viroslav - RAIT Financial Trust — Director Corporate Communications

Thank you, Catherine, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s third-quarter 2012 financial results.

On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jim Sebra, RAIT’s Chief Financial Officer.

This morning’s call is being webcast on our website at www.RAITFT.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 11 a.m. Eastern time today. The dial-in for the replay is 888-286-8010 with a confirmation code of 33732273.

Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website, www.RAITFT.com, under investor relations. RAIT’s other SEC filings are also available through this link.

RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law.

Now I’d like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Andres, and thanks to all of you for joining our call today. We are pleased to report another strong quarter at RAIT. The hard work and effort we’ve put forth focusing on our core business is clearly paying off. Revenues increased across all three categories this quarter. Interest income, rental income, and fee income all increased, driven primarily by the expansion of our core lending businesses and continued growth of our rental revenue. Operating expenses as a whole remained flat during the quarter, resulting in a 57% increase in operating income on a linked-quarter basis.

As discussed on previous calls, our interest expense continues to decline as hedges burn off. We remain match funded because we are increasing the number of floating rate loans in the portfolio, and as a result, we don’t need to replace the interest rate hedges when they expire. We saved $300,000 in the third quarter and expect to save an additional $250,000 in the fourth quarter as existing hedges burn off. We estimate an additional $3 million in hedge cost savings during 2013.

The bottom-line impact of these results is that AFFO rose to $0.30 per share and operating income jumped to $9.4 million for the third quarter. These increases were directly attributable to the progress we’ve made originating and securitizing CMBS loans, from receiving a full quarter of interest income on the loans we funded during the second quarter, and from further reductions in interest expense.

As a result of this progress, RAIT’s Board recently announced our second quarterly common dividend increase of 2012. We remain focused on delivering a consistent and steadily growing dividend to RAIT shareholders as we continue to accretively deploy capital into our core businesses.

Jim will go through the numbers shortly, but I’d like to take a moment to discuss the recently announced $100 million capital commitment from Almanac Realty Investors.

We recognized the need to identify new capital to help us continue the positive forward momentum in our lending business. We’ve made good progress toward obtaining this capital. We secured two warehouse facilities to fund our CMBS lending initiatives and we’re actively exploring other similar initiatives for our bridge lending businesses. We have also begun to partner with banks who are interested in participating in our pipeline of bridge loans.

As previously reported, Almanac Realty committed to purchase $100 million of our newly-issued securities. We are excited to have this relationship with such a well-respected and capable partner as Almanac. The commitment is structured so that RAIT can draw funds as needed over a two-year period so that the capital isn’t dilutive to earnings. We will use the proceeds to fund all of our lending businesses and fully expect this capital to be accretive to our common shareholders as we close and sell CMBS loans and close and lever bridge loans. When we deploy capital in our lending businesses, we target returns in excess of 20%, well in excess of the 7.5% current cost of the Almanac capital.

At this point, I’d like to turn the call over to Jim to go through the financial results. Jim?

Jim Sebra - RAIT Financial Trust — CFO

Thank you, Scott.

The third quarter was a good quarter for RAIT. AFFO increased 30% to $0.30 per diluted share, up from $0.23 in the third quarter of 2011.

Let’s spend a little time on the numbers and the drivers of our business. As Scott discussed, all three categories of our revenue were up on a linked-quarter basis. Interest income grew by $1.6 million, or 6%, quarter to quarter, as year-to-date loan production reached $285 million, of which $51 million was associated with our CMBS conduit business. Rental income increased by $900,000 as the two properties we acquired in the second quarter were owned for a full quarter. While occupancy on our owned properties was relatively flat in the third quarter and is driven by seasonal trends, we are continuing to push rents in our multi-family portfolio and are seeing occupancy increases in our office and retail properties. Lastly, fee and other income is up 73%, or $1.5 million, as a result of us securitizing $36 million of CMBS conduit loans, resulting in $2.1 million of profit that is included as part of fee and other income.

With respect to our expenses, most expenses are in line with our expectations and historical levels. A couple of items of note.

First, interest expense is down sequentially, due to lower hedge costs in our CRE CDOs of $300,000 and lower interest cost on $25 million of subordinated debt that flipped from a fixed rate to a floating rate of interest during the third quarter. We expect that our CRE CDO hedge costs will decline by an additional $250,000 in the fourth quarter as compared to the third quarter. For the full year of 2013, we are expecting additional savings on our interest rate hedge costs associated with our CRE CDOs of approximately $3 million as these hedges continue to burn off or amortize.

Second, property operating expenses increased by $800,000 as the two properties we acquired in May 2012 were owned for a full quarter. Property NOI was $12.2 million for the third quarter. While NOI increased by $100,000 on a linked-quarter basis, it has increased by $3.1 million since the third quarter of 2011, or a 34% increase. That increase equates to $12 million of additional NOI on an annual basis.

Combined compensation and administrative expenses are consistent as a percentage of revenue and are running at approximately 16%. We expect some modest increase in these expenses as we continue to hire the personnel necessary to grow our business.

From a credit standpoint, we continue to see stability in our loan portfolio. Non-accrual loans decreased slightly to $70 million, or 6.8% of our portfolio. We continue maintain loan-loss reserves at approximately 47% of our non-accrual loans and believe that we are adequately reserved for any potential future losses.

We reported a GAAP net loss for the third quarter of $18.4 million, or $0.37 per diluted share. As with the prior quarters, the GAAP net loss was attributable to continued negative changes in the fair value of our various financial instruments. Please remember that the changes in the fair value of our financial instruments relates to our consolidated Taberna securitizations and are non-cash. As such, we believe that our presentation and discussion of AFFO is more indicative of our financial performance.

As of September 30th, we continue to maintain good liquidity and have capital available for investments. We ended the quarter with $40 million of cash on hand and $291 million of capital available for investment. As Scott mentioned, in October of 2012 we closed on a $100 million capital commitment from an affiliate of Almanac Realty, and as such, our capital available for investment has increased to $391 million.

During 2012, we introduced adjusted book value, or ABV, to help investors understand management’s view of book value. Schedule II of our press release reconciles our GAAP book value to ABV. Our ABV at September 30th was $6.65.

Finally, in September we declared a dividend of $0.09 per common share. This declaration represented a second increase in our common dividend during 2012, or a 50% increase since last year.

Scott, this concludes the financial report. Back to you.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Jim. Operator, at this time I think we want to open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Gabe Poggi, FBR.

Gabe Poggi - FBR & Co. — Analyst

A few questions. Scott, I was hoping you could provide a little more color around the program — the bank participation program. I know you have noted that in the Q2 conference call and you mentioned it today and you’re working on some things. Just any incremental color you have there would be helpful.

Second question is, you guys obviously are having a lot of success in your CMBS market contributing loans to conduits. Can you give me a kind of a sense of if you’re working with the kind of a diversity of different conduits or do you have kind of one or two key relationships there? Because, obviously, the CMBS market has opened back up materially here in the back half of the year.

And then, lastly, Jim, you may have said this, and if you did, I apologize. Can you just give me the breakout of the $391 million now of capital available between cash and lines, et cetera, just so I have kind of the different buckets of where that $391 million is. Thanks, guys.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Gabe. I’ll start with the CMBS question.

The two warehouse lines that we have are with — one is with Barclays and one is with Citi, and we have been securitizing loans through their programs. We like that strategy because it appears, at least for the time being, that they’re each coming to the market with deals every other month. So it allows us to have good velocity in turning our loans and we’re not carrying them on our balance sheet for very long. But so far, it’s just those two partners, and those are the partners that provide the warehousing to us.

Gabe Poggi - FBR & Co. — Analyst

Okay. Got you.

Scott Schaeffer - RAIT Financial Trust — CEO

As far as the bank program goes, we have been working to establish relationships with the banks who would participate with us on the bridge lending.

I’m sure you recognize that banks are hungry for loans. We’ve had good success. We have five or six banks that have expressed a strong interest in doing this program with us. It’s now incumbent upon us to generate the loans that they will participate. And of course, the second quarter we were slightly — or the third quarter, excuse me, we were slightly capital constrained because we were fully invested through our CDOs at the end of the second quarter and the new capital that we discussed from Almanac didn’t come in until the very beginning of the fourth quarter.

So we have been busy building up a pipeline, but of course, we didn’t want to get out ahead of ourselves because we’re still going to need 25% to 30% equity for each of these loans that we fund under this program.

But now that we have the capital, it’s full speed ahead. And again, we’re very pleased with the response we’ve received from the banks that we’re working with.

Gabe Poggi - FBR & Co. — Analyst

That’s great. (Multiple speakers). And can I — Jim, before you answer the other question, Scott, can I follow up on that real quick? Can you just give me — I think I ask you guys this every quarter, but can you — the world is obviously changing rapidly, quarter to quarter. QE3 is now implemented. Have you guys seen any major delta between where you guys can originate those bridge loans or kind of — I should take a step back. Has the ROE profile changed, either in the CMBS world, what you guys are doing there, that velocity turnover or where you guys can put out bridge money?

Scott Schaeffer - RAIT Financial Trust — CEO

No, we really haven’t seen much of a change. It’s still — there’s a very healthy spread.

And on the bridge product, you know, we all know that we are doing smaller floating-rate loans. We’re still seeing pricing in the 6.5% to 7% range, you know, for these assets that have a modest amount of transition associated with them. And the banks are in the 3.5% range. So there’s a good healthy spread, which all equates to a 20%, give or take, yield on our residual subordinated piece.

And on the CMBS side, spreads have come in a little bit on the origination side, but it’s because the spreads have come in, you know, on the securitization pricing as well. And so, we’re seeing similar margins. And again, we’re playing in smaller loans where there’s just less competition, and that allows us maybe to have slightly better margins than would be available if we were playing in the larger loan area with more competition.

Gabe Poggi - FBR & Co. — Analyst

Thanks, that’s helpful. Sorry, Jim.

Jim Sebra - RAIT Financial Trust — CFO

That’s all right. Gabe, on the capital available for investment of $391 million, it’s made up of about $41 million in cash at the end of the quarter, $250 million available on the warehouse lines, and the $100 million capital commitment from Almanac.

Gabe Poggi - FBR & Co. — Analyst

Got you, okay. Thanks, guys.

Scott Schaeffer - RAIT Financial Trust — CEO

Let me just add one thing there, Gabe, which is that we securitized the most recent pool of loans right near the end of the third quarter, and that’s why the lines were all paid back.

Gabe Poggi - FBR & Co. — Analyst

Got you. Okay, great. Nice job, guys. Thank you.

Operator

Zach Tanenbaum, MLV & Co.

Zach Tanenbaum - MLV & Co. — Analyst

Just on terms of the Almanac investment, after completing the first drawdown of that capital, do you expect to deploy those proceeds fairly quickly by the end of the year, meaning were there targeted investments that you had lined up before you drew down those proceeds?

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, absolutely. There’s targeted investments that we have lined up to deploy before the third week in November, and that’s why we drew the money.

Again, this was structured so that we wouldn’t be sitting on capital that would be dilutive to our common shareholders, so we drew it so that we knew we had it, and we’re in the process of closing loans using that capital.

Zach Tanenbaum - MLV & Co. — Analyst

Great, and then going forward, is it safe to assume future drawdowns will be then used to match fund investments as they come along?

Scott Schaeffer - RAIT Financial Trust — CEO

Absolutely, yes. That’s the program.

Zach Tanenbaum - MLV & Co. — Analyst

Great. Switching gears a little bit, the multi-family occupancy was down 100 basis points sequentially. Any color on that? You mentioned you’re trying to push rents more in that asset class. Did occupancy take a hit because of those rent increases?

Scott Schaeffer - RAIT Financial Trust — CEO

We are pushing rents, and that’s always a balance between pushing rents and occupancy. So we do think that that had some effect on the slight decline in occupancy.

However, the third quarter seasonally is typically a little softer than the other three quarters of the year.

So we’re not at all alarmed about it. There’s still a strong demand for multi-family properties. And notwithstanding the uptick in homeownership, from what we’ve seen that really has impacted the A-plus properties, and ours are mostly B-plus to A-minus, and we expect occupancies to remain strong, in the 90%s, and we still believe we’ll be able to push rents going forward.

Zach Tanenbaum - MLV & Co. — Analyst

Great, and then, finally, just on the CMBS securitization loans, as Gabe mentioned the new issue markets picked up a little bit, and you guys have talked about your large pipeline of those deals. Are you comfortable kind of — you did $36 million of securitization in the third quarter. Is that a good run rate going forward? You mentioned kind of Barclays and Citi are alternating a deal a quarter. What do you think is a good run rate in terms of your securitization volume targets on a quarterly basis?

Scott Schaeffer - RAIT Financial Trust — CEO

I think we’re still ramping, and we’re still a relatively new entrant to this field, and that the run rate should be three times that going forward for the year 2013.

Zach Tanenbaum - MLV & Co. — Analyst

Got it. Great. Thanks, guys. Nice quarter.

Operator

Brian Gonick, Senvest.

Brian Gonick - Senvest Capital — Analyst

So if you made $2 million and change on $36 million of loans you sold, is that kind of point level going to be sustainable for a while, do you think?

Scott Schaeffer - RAIT Financial Trust — CEO

Well, you know, the market adjusts daily, Brian. There was some tightening of spreads on the issuance side, the securitization side, during the third quarter, and we benefited from that because we were securitizing loans that had been originated prior to that period. However, we still believe that in the space that we play that we are in a three- to four-point area, and you lever that three times, you get to the 10% to 12% gain on each loan.

So that’s kind of where we think it will stay for a while. And again, it’s because we’re doing smaller loans where there is less competition.

Brian Gonick - Senvest Capital — Analyst

Right, great. Can you talk a little bit about IRT and how things are going there, and what your expectations are for next year?

Scott Schaeffer - RAIT Financial Trust — CEO

Things are going slow. We are continuing to sign up broker dealers. There is clearly some headwinds in the industry as a whole. You know, there has been a drumbeat of negative news, which has affected us and many others. But we still believe that we have a viable program and a good strategy, and we’re moving forward.

We’ve only been at the signing up of broker dealers process for a year. And again, if you look back at other groups that have been successful in this space, it always takes two years-plus until you really start to see the volume increase.

Brian Gonick - Senvest Capital — Analyst

Right.

Scott Schaeffer - RAIT Financial Trust — CEO

So, again, we believe in the program, we’re sticking with it, we’re doing it in a way that we believe is cost effective. So it’s not really hurting RAIT’s bottom line, but it’s slower than what we had hoped for.

Brian Gonick - Senvest Capital — Analyst

Okay. In your investor presentation, you provide some 2012 and 2013 expectations for cash flow, and I think one of the key assumptions in that presentation is that there was no incremental capital put to work. Now that you’ve got this $100 million facility from Almanac, as well as the warehouse lines, are you going to adjust what you’re thinking is for 2013 now?

Jim Sebra - RAIT Financial Trust — CFO

We will, and that will be included in the next version of the presentation that will come out in a couple weeks.

Brian Gonick - Senvest Capital — Analyst

In a couple weeks. Is there any way you can tell us, sort of, on an apples-to-apples basis what the Q3 cash flow per share was?

Jim Sebra - RAIT Financial Trust — CFO

Sure. I mean, the cash flow per share that would be increasing the amount of — related to the amount of dividend that we’re declaring was, give or take, roughly $0.14 a share, $0.15 a share because, as we all know, the earnings off the Taberna securitizations is used to de-lever that portfolio or de-lever that debt. So the cash flow per common share would be closer to $0.14, $0.15.

Brian Gonick - Senvest Capital — Analyst

Okay. And what does that kind of imply — given the range you’ve got for 2012 of $0.48 to $0.63 in the last presentation, what does that imply for Q4? What’s the range on Q4 cash flow per share?

Jim Sebra - RAIT Financial Trust — CFO

We’re expecting Q4 to be in the same range.

Brian Gonick - Senvest Capital — Analyst

So comparable to Q3?

Jim Sebra - RAIT Financial Trust — CFO

Comparable to Q3, correct.

Brian Gonick - Senvest Capital — Analyst

So you’re paying out $0.09 on, say, $0.15, roughly 60% as a payout ratio. Is that ratio, you know, sort of what we expect to continue to pay out, and as cash flow goes higher, therefore our dividend will go higher?

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, that is a fair assumption, Brian.

Brian Gonick - Senvest Capital — Analyst

Right.

Scott Schaeffer - RAIT Financial Trust — CEO

And I will tell you that as we put the new capital to work, I expect the cash flow to increase.

So the fourth quarter, you know, we’re only three weeks into it. We haven’t closed any loans yet in the fourth quarter, although the pipeline is very full of signed-up deals and they start closing, I think, as early as late next week right through the end of the year. So I would not be surprised at all if the cash flow for the fourth quarter is slightly ahead of where we were for the third quarter.

Brian Gonick - Senvest Capital — Analyst

Okay. So looking at what you previously had for 2013, the midpoint of the range is about $0.95. And given that we have more capital to be put to work now, let’s say you make $1 in cash flow, paid out at a 60% ratio that would imply a $0.60 dividend next year.

Scott Schaeffer - RAIT Financial Trust — CEO

Yes, it would.

Brian Gonick - Senvest Capital — Analyst

Okay. Thank you, guys.

Scott Schaeffer - RAIT Financial Trust — CEO

You’re welcome, Brian.

Operator

Jon Evans, Edmunds White Partners.

Jon Evans - Edmunds White Partners — Analyst

Can you just talk a little bit about, I guess, your thoughts of leverage over time and how much leverage that you think you — what the leverage ratio that you’re comfortable with and potentially when you need more equity? Can you help us understand that?

Scott Schaeffer - RAIT Financial Trust — CEO

Well, on the loans that we’re originating for sale, the leverage that we’re using there is 75%. On the loans that we are holding on our balance sheet, the bridge loans, because the pricing is a little bit more advantageous, we’re targeting 50% leverage.

And on the bank participation program, the way that that shakes out is that we would — for example, we would originate a 75% loan. Let’s say, just for the math, a 70% loan, and if the bank comes in and buys 70% of our loan, they are at 50% leveraged against the property, which is where they want to be, and then we would theoretically be left with a subordinated debt piece that is 30% of the loan.

Jon Evans - Edmunds White Partners — Analyst

Got it. Yes, it makes a lot of sense. And then, the last question I have for you, relative to the convert, if it goes through the strike, can you — is there like a — if it trades above the strike for so many days, do you have the ability to force conversion or can you not do that until 2016? Because obviously that changes your leverage ratio if that turns to equity.

Scott Schaeffer - RAIT Financial Trust — CEO

I believe that we cannot, that it goes until 2016. But we can confirm that and get back to you.

Jon Evans - Edmunds White Partners — Analyst

Great, thanks. Great job.

Operator

Thank you. I would now like to turn the call over to Scott Schaeffer for closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you. In summary, I just want to say that RAIT is a full-service real estate company with a scalable platform that supports commercial real estate lending and direct commercial real estate ownership. We believe that these asset classes are complementary and provide a balanced approach to investing in commercial real estate, and we remain focused on growth and will put our capital to work across all of these business lines.

We look forward to sharing our progress with you next quarter and thanks for joining our call today and for your continued interest in RAIT.

Operator

Thank you for joining today’s conference. This concludes the presentation. You may now disconnect and have a good day.